Exhibit 23.4

April 16, 2020

Diamond S Shipping Inc.

33 Benedict Place

Greenwich, Connecticut 06830

Ladies and Gentlemen,

Reference is made to the Form S-3 registration statement, including any amendments or supplements thereto, and the prospectus contained therein (the “Registration Statement”) of Diamond S Shipping Inc. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information and industry and market data in the full format supplied by us as set forth in the Registration Statement, including any such information that has been incorporated by reference into the Registration Statement from the Company’s annual report on Form 10-K for the year ended December 31, 2019.

We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such information and data, we advise you that:

1.	certain information in our database is derived from estimates or subjective judgments, and while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures; and
2.	the information in the databases of other maritime data collection agencies may differ from the information in our database.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts.”

Yours faithfully,

/s/ Dag Kilen

Dag Kilen

Director - Global Head of Research

Fearnleys AS